Exhibit 99.1
Inhibrx Reports Fourth Quarter and Fiscal Year 2024 Financial Results

San Diego, CA, March 17, 2025 – Inhibrx Biosciences, Inc. (Nasdaq: INBX) (“Inhibrx” or the “Company”) today reported financial results for the fourth quarter and fiscal year 2024. Following the completion of the sale of INBRX-101 by Inhibrx, Inc. (the “Former Parent”) to Sanofi S.A. (the “Acquirer”) and the Former Parent’s concurrent spin-off of the Inhibrx business in May 2024, the biopharmaceutical company now has two programs in ongoing clinical trials, with data readouts for each expected within the next 12 months. Because the spin-off was accounted for as a reverse spin-off, for periods prior to the spin-off, the Company’s financial statements are the historical financial statements of the Former Parent.

Key Highlights
•On January 13, 2025, the Company entered into a loan and security agreement (the “Oxford Loan Agreement”), with Oxford Finance LLC (“Oxford”), and received $100.0 million in gross proceeds upon closing. The Oxford Loan Agreement provides for an additional $50.0 million to be funded upon the Company's request and at the lenders’ sole discretion. The loan bears interest at (1) 5.61% plus (2) the greater of (i) the 1-Month Term Secured Overnight Financing Right (SOFR), as published by the CME Group or (ii) 4.34%. The Company will make payments of interest on the loan through February 1, 2028, with principal payments beginning on March 1, 2028 through the maturity date of January 1, 2030. Upon the maturity date, the Company will make a final payment of 9.0% of the total repaid principal amount.
•On January 21, 2025, the Company announced interim efficacy and safety data from the Phase 1 trial of ozekibart (INBRX-109) in combination with FOLFIRI for the treatment of advanced or metastatic, unresectable colorectal adenocarcinoma (CRC). Efficacy was assessed in 10 of the 13 patients who received at least one dose of ozekibart, based on RECIST v1.1 criteria. Results demonstrated one complete response, three partial responses, and six cases of stable disease. Durable disease control lasting ≥180 days was observed in 46.2% of patients, with a median progression-free survival (PFS) of 7.85 months. All patients had received at least one prior line of systemic therapy (median: two; range: 1–6). Inhibrx has initiated a new expansion cohort to validate these findings in a more uniform patient population. The cohort is expected to enroll up to 50 patients, each with two to three prior lines of systemic therapy, and data are anticipated in the third quarter of 2025.

Financial Results
Cash and Cash Equivalents. As of December 31, 2024, Inhibrx had cash and cash equivalents of $152.6 million. Subsequent to year-end, the Company entered into the Oxford Loan Agreement and received gross proceeds of $100.0 million. As of February 28, 2025, Inhibrx had cash and cash equivalents of $230.5 million.
R&D Expense
•Research and development expenses were $33.4 million during the fourth quarter of 2024 as compared to $82.1 million during the fourth quarter of 2023. Research and development expenses decreased during the fourth quarter of 2024 primarily due to a decrease in contract manufacturing expenses, primarily due to the divestiture of

INBRX-101, for which we incurred significant expenses during the fourth quarter of 2023 related to large scale drug substance manufacturing services performed by one of the Company’s CDMO partners, including the utilization of raw materials;
•Research and development expenses were $203.7 million during the fiscal year 2024 as compared to $191.6 million during the fiscal year 2023, primarily due to the following factors:
◦an increase in stock option expense following the recognition of $25.9 million upon the acceleration of outstanding options in connection with the closing of the spin-off transaction;
◦an increase in clinical trial expenses primarily due to the ongoing registration-enabling Phase 2 trial for ozekibart (INBRX-109) for the treatment of unresectable or metastatic conventional chondrosarcoma and due to the expansion of the INBRX-106 Phase 1/2 trial and initiation of the Phase 2/3 trial for HNSCC, including expenses for in-house clinical trial support. These increases were offset in part by a decrease in clinical trial expenses as a result of the termination of the INBRX-105 program; and
◦offset in part by a decrease in contract manufacturing expenses in the fourth quarter of 2024 as opposed to the fourth quarter of 2023 following the divestiture of INBRX-101, as discussed above.
G&A Expense
•General and administrative expenses were $16.7 million during the fourth quarter of 2024, compared to $7.8 million during the fourth quarter of 2023. General and administrative expenses increased during the fourth quarter of 2024 primarily due to legal services incurred in connection with the Company’s legal proceedings, which have since concluded, finding the Company not liable for damages.
•General and administrative expenses were $127.9 million during the fiscal year 2024, compared to $29.4 million during the fiscal year 2023. General and administrative expenses increased during the fiscal year 2024, primarily due to the following factors:
◦one-time expenses of $68.1 million incurred related to the spin-off transaction, which consisted of legal, advisory, and consulting services performed in connection to the transaction;
◦an increase in stock option expense following the recognition of $15.2 million upon the acceleration of outstanding options in connection with the closing of the spin-off transaction;
◦an increase in legal services incurred in connection with the Company’s legal proceedings as discussed above; and
◦an increase in pre-commercialization expenses, primarily related to increases in consulting services and scientific publications to support the Company’s commercial operations business intelligence strategies related to ozekibart (INBRX-109) and prior to the spin-off transaction, related to INBRX-101, in addition to a focus on patient advocacy and recruitment efforts, offset in part by a decrease in market research efforts following the disposition of INBRX-101.

Other Income (Expense)
•Other income was $2.1 million during the fourth quarter of 2024, compared to other expense of $3.7 million during the fourth quarter of 2023. Following the Company’s spin-off transaction in the second quarter of 2024, the Company no longer had any outstanding third-party debt, and therefore did not incur any interest expense during the period. During the fourth quarter of 2024, other income consisted of interest earned on the Company’s sweep and money market account balances.
•Other income was $2.0 billion during the fiscal year 2024 as compared to other expense of $20.5 million during the fiscal year 2023. During the fiscal year 2024, other income consisted of interest earned on the Company’s sweep and money market account balances, as noted above, in addition to the gain recorded in connection with the completion of the spin-off transaction. This gain consisted of (i) the consideration paid by the Acquirer for all outstanding common stock, warrants, and stock options, (ii) the extinguishment of the Company’s outstanding debt which was assumed by the Acquirer, (iii) assets and liabilities related to the 101 Business, which were assumed by the Acquirer, and (iv) transaction costs paid for by the Acquirer. Other expense in the prior year consisted of interest expense related to the Company’s third-party debt outstanding in the period.
Net Income (Loss)
•Net loss was $47.9 million during the fourth quarter of 2024, or $3.09 per share, basic and diluted, compared to $93.6 million during the fourth quarter of 2023, or $6.93 per share, basic and diluted.
•Net income was $1.7 billion during the fiscal year 2024, or earnings per share of $114.01, basic, and $112.62, diluted, compared to a net loss of $241.4 million during the fiscal year 2023, or $20.48 per share, basic and diluted.
About Inhibrx Biosciences, Inc.
Inhibrx is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx was incorporated in January 2024 as a direct, wholly-owned subsidiary of Inhibrx, Inc. Prior to the sale of Inhibrx, Inc. and the INBRX-101 program to Sanofi S.A., Inhibrx acquired certain corporate infrastructure and other assets and liabilities through a series of internal restructuring transactions effected by Inhibrx, Inc. Inhibrx, Inc. also completed a distribution to holders of its shares of common stock of 92% of the issued and outstanding shares of Inhibrx. Following such transactions, Inhibrx’s current clinical pipeline of therapeutic candidates includes ozekibart (INBRX-109) and INBRX-106, both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what we believe to be the most appropriate agonist function. For more information, please visit www.inhibrx.com.
Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding expected data readouts and the timing thereof and the Company’s ability to develop therapeutic candidates. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; the Company’s ability to utilize the Company’s technology platform to generate and advance additional therapeutic candidates; the implementation of the Company’s business model and strategic plans for the Company’s business and therapeutic candidates; the scope of protection the Company is able to establish and maintain for intellectual property rights covering the Company’s therapeutic candidates; the ability to raise funds needed to satisfy the Company’s capital requirements, which may depend on financial, economic and market conditions and other factors, over which the Company may have no or limited control; the Company’s financial performance; developments relating to the Company’s competitors and the Company’s industry; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
ir@inhibrx.com
858-795-4260

Inhibrx Biosciences, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2024	2023	2024	2023
	(unaudited)
Revenue:
License fee revenue	$100	$1,634	$200	$1,800
Total revenue	100	1,634	200	1,800
Operating expenses:
Research and development	33,367	82,091	203,743	191,640
General and administrative	16,661	7,832	127,905	29,381
Total operating expenses	50,028	89,923	331,648	221,021
Loss from operations	(49,928)	(88,289)	(331,448)	(219,221)
Total other income (expense)	2,063	(3,685)	2,019,022	(20,503)
Provision for income taxes	—	(4)	2	3
Loss on equity method investment	—	1,634	—	1,634
Net income (loss)	$(47,865)	$(93,604)	$1,687,572	$(241,361)
Earnings (loss) per share
Basic	$(3.09)	$(6.93)	$114.01	$(20.48)
Diluted	$(3.09)	$(6.93)	$112.62	$(20.48)
Shares used in computing earnings (loss) per share
Basic	15,468	13,509	14,802	11,783
Diluted	15,468	13,509	14,984	11,783

Inhibrx Biosciences, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	AS OF DECEMBER 31,
	2024	2023
Cash and cash equivalents	$152,596	$277,924
Other current assets	7,802	17,434
Non-current assets	20,369	12,535
Total assets	$180,767	$307,893

Debt, current and non-current	$—	$206,968
Other current liabilities	40,730	56,312
Other non-current liabilities	6,453	1,110
Total liabilities	47,183	264,390
Stockholders’ equity	133,584	43,503
Total liabilities and stockholders’ equity	$180,767	$307,893